The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 5, 2019

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

June-----, 2019

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2019-USNCH2479 to Product Supplement No. EA-03-07
dated March 7, 2019, Underlying Supplement No. 8 dated February 21, 2019 and

Prospectus Supplement and Prospectus each dated May 14, 2018

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.
Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

■  Linked to an equity index basket (the “basket”) comprised of the Dow Jones Industrial AverageTM (50%) and the EURO STOXX 50® Index (50%) (each, an “underlying”)

■  Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of the basket from the initial basket value to the final basket value, subject to the maximum return at maturity. The payment at maturity will reflect the following terms:

■  If the value of the basket increases, you will receive the stated principal amount plus 100% participation in the upside performance of the basket, subject to a maximum total return at maturity of 35% to 40% (the “maximum return at maturity”) (to be determined on the pricing date) of the stated principal amount

■  If the value of the basket decreases, you will be repaid the stated principal amount but will not receive any positive return on your investment

■  All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment

■  No periodic interest payments or dividends

■  The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7 and “Risk Factors Relating to the Notes” beginning on page EA-6 of the accompanying product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the notes in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total
Public Offering Price(1)	$1,000.00	$
Maximum Underwriting Discount and Commission(2)	$47.50	$
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$952.50	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $903 per note, which will be less than the public offering price. The estimated value of the notes is based on Citigroup Global Market Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, expects to sell the notes to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of up to 4.75% ($47.50) for each note it sells. Wells Fargo will pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 2.50% ($25.00) for each note they sell. In addition to the selling commission allowed to WFA, Wells Fargo will pay $1.20 per note of the underwriting discount and commission to WFA as a distribution expense fee for each note sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the notes. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the notes.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Investment Description

The Notes Linked to an Equity Index Basket due July 3, 2024 are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of the basket from the initial basket value to the final basket value, subject to the maximum return at maturity. The notes provide:

(i)	the possibility of a positive return at maturity if the value of the basket increases from the initial basket value to the final basket value, provided that the total return at maturity of the notes will not exceed the maximum return at maturity; and

(ii)	repayment of principal if the value of the basket decreases.

If the final basket value is less than or equal to the initial basket value, you will be repaid the stated principal amount of the notes at maturity but will not receive any return on your investment. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

The basket is comprised of the following two equally-weighted underlyings, with each underlying having the weighting noted parenthetically:

•	the Dow Jones Industrial AverageTM (50%), an index composed of 30 common stocks chosen as representative of the broad market of U.S. industry; and

•	the EURO STOXX 50® Index (50%), an index composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries.

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing values of the underlyings will be determined and other specified events with respect to the underlyings. The accompanying underlying supplement contains information about the underlyings that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Market Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-03-07 dated March 7, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319003191/dp103508_424b2-psea0307pp.htm

•	Underlying Supplement No. 8 dated February 21, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002215/dp102549_424b2-us8.htm

•	Prospectus Supplement and Prospectus, each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Investor Considerations

We have designed the notes for investors who:

•	seek exposure to any upside performance of the basket, without exposure to any decline in the basket, by:

o	participating at the specified participation rate in the percentage increase, if any, in the value of the basket from the initial basket value to the final basket value, subject to the maximum return at maturity; and

o	providing for the repayment of the stated principal amount at maturity regardless of the performance of the basket;

•	understand that if the final basket value is less than or equal the initial basket value, they will not receive any positive return on their investment in the notes;

•	are willing to forgo interest payments on the notes and dividends on the underlyings; and

•	are willing to hold the notes to maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

•	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

•	seek certainty of receiving a positive return on their investment;

•	seek uncapped exposure to the upside performance of the basket;

•	seek current income;

•	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the public offering price and that may be as low as the lowest estimated value set forth on the cover page;

•	are unwilling to accept the risk of exposure to the equity markets (including the United States equity market and the Eurozone equity market);

•	seek exposure to the basket but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the notes;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Terms of the Notes

Basket:	Underlying	Weighting	Initial Underlying Value*
	Dow Jones Industrial AverageTM	50%
	EURO STOXX 50® Index	50%
	* For each underlying, its closing value on the pricing date
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a stated principal amount of $1,000.
Pricing Date:	June 28, 2019*
Issue Date:	July 3, 2019*
Valuation Date:	June 26, 2024, subject to postponement if such date is not a trading day or certain market disruption events occur.* See “Additional Terms of the Notes.”
Maturity Date:	July 3, 2024. If the valuation date is postponed, the stated maturity date will be the later of (i) July 3, 2024 and (ii) three business days after the last valuation date as postponed.* See “Additional Terms of the Notes.”
Payment at Maturity:

For each $1,000 stated principal amount note you hold at maturity:

•   If the final basket value is greater than the initial basket value:

$1,000 plus the lesser of:

•   If the final basket value is less than or equal to the initial basket value:  $1,000

If the final basket value is less than or equal to the initial basket value, you will be repaid the stated principal amount of the notes at maturity but will not receive any return on your investment.

Participation Rate:	100%
Maximum Return at Maturity:	$350 to $400 per note (35% to 40% of the stated principal amount), to be determined on the pricing date. Because of the maximum return at maturity, the payment at maturity will not exceed $1,350 to $1,400 per note.
Initial Basket Value:	100
Final Basket Value:	100 × (1 + the sum of the weighted underlying returns of the underlyings)
Underlying Return:	For each underlying: (final underlying value – initial underlying value) / initial underlying value
Weighted Underlying Return:	For each underlying, its underlying return multiplied by its weighting
Final Underlying Value:	For each underlying, its closing value on the valuation date
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	17326YAH9 / US17326YAH99
* Expected. To the extent that the issuer makes any change to the expected pricing date or expected issue date, the valuation date and maturity date may also be changed in the issuer’s discretion to ensure that the term of the notes remains the same.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Determining Payment at Maturity

On the maturity date, you will receive a cash payment per note (the payment at maturity) calculated as follows:

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Hypothetical Payout Profile

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial basket value to the final basket value. The diagram assumes that the maximum return at maturity will be set at the lowest value indicated in “Terms of the Notes” above. The actual maximum return at maturity will be determined on the pricing date. Your actual return will depend on the actual final basket value, the actual maximum return at maturity and whether you hold your notes to maturity.

Investors in the notes will not receive any dividends with respect to the underlyings. The diagram below does not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlyings” below.

■The Notes ■ The Basket

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Not Receive Any Positive Return On Your Investment In The Notes.

You will receive a positive return on your investment in the notes only if the basket appreciates from the initial basket value to the final basket value. If the final basket value is equal to or less than the initial basket value, you will receive only the stated principal amount for each note you hold at maturity. As the notes do not pay any interest, even if the basket appreciates from the initial basket value to the final basket value, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours or of another issuer with a similar credit rating of comparable maturity.

The Notes Do Not Pay Interest.

Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

Your Potential Return On The Notes Is Limited.

Your potential total return on the notes at maturity is limited to the maximum return at maturity. Your return on the notes will not exceed the maximum return at maturity, even if the basket appreciates by significantly more than the maximum return at maturity. If the basket appreciates by more than the maximum return at maturity, the notes will underperform an alternative investment providing 1-to-1 exposure to the performance of the basket. When lost dividends are taken into account, the notes may underperform an alternative investment providing 1-to-1 exposure to the performance of the basket and a pass-through of dividends even if the basket appreciates by less than the maximum return at maturity. Furthermore, the effect of the participation rate will be progressively reduced for all final basket values exceeding the final basket value at which the maximum return at maturity is reached.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlyings.

You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the notes. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. In addition, you will not have voting rights or any other rights with respect to the underlyings.

Although The Notes Provide For The Repayment Of The Stated Principal Amount At Maturity, You May Nevertheless Suffer A Loss On Your Investment In Real Value Terms If The Basket Declines Or Does Not Appreciate Sufficiently From The Initial Basket Value To The Final Basket Value.

This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

Your Payment At Maturity Depends On The Value Of The Basket On A Single Day.

Because your payment at maturity depends on the value of the basket solely on the valuation date, you are subject to the risk that the value of the basket on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested directly in the underlyings or in another instrument linked to the basket that you could sell for full value at a

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

time selected by you, or if the payment at maturity were based on an average of values of the basket, you might have achieved better returns.

The Notes Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the notes. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

Sale Of The Notes Prior To Maturity May Result In A Loss Of Principal.

You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

The Estimated Value Of The Notes On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Well’s Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Notes Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility in and the correlation among the closing values of the underlyings, the dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the notes from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Notes From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the notes determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, we expect that any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the public offering price.

The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your notes prior to maturity will fluctuate based on the value of the basket, the volatility in and the correlation among the closing values of the underlyings, the dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The value of your notes prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the value of the basket may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

Changes In The Closing Values Of The Underlyings May Offset Each Other.

The performances of the underlyings may not be correlated with each other. If one or more of the underlyings appreciates, the other underlyings may not appreciate as much or may even depreciate. In such event, the appreciation of the closing value of one or more of the underlyings may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the closing value of one or more of the other underlyings.

The Underlyings May Be Highly Correlated In Decline.

The performances of the underlyings may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the underlyings track. If the underlyings become correlated in decline, the depreciation of the closing value of one underlying will not be offset by the performance of the other underlying and, in fact, each underlying may contribute to an overall decline from the initial basket value to the final basket value.

An Investment In The Notes Is Not A Diversified Investment.

The fact that the notes are linked to a basket does not mean that the notes represent a diversified investment. First, although the underlyings differ in important respects, they each track the performance of equity markets, and each may perform poorly if there is a global downturn in equity markets. Second, the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the underlyings will offset the risk that we and Citigroup Inc. may default on our obligations.

The EURO STOXX 50® Index Is Subject To Risks Associated With Non-U.S. Markets.

The stocks included in the EURO STOXX 50® Index have been issued by companies outside of the U.S. Foreign equity securities involve risks associated with the securities markets in foreign countries, including risks of volatility in those markets, governmental

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

intervention in those markets and cross-shareholdings in companies in certain countries. There is also generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. The stocks included in the EURO STOXX 50® Index may be listed on a foreign stock exchange. Foreign securities markets may have less liquidity than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing level of the EURO STOXX 50® Index which could, in turn, adversely affect the value of the securities.

The Performance Of The EURO STOXX 50® Index Will Not Be Adjusted For Changes In The Exchange Rate Between The Euro And The U.S. Dollar.

The EURO STOXX 50® Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the notes, the performance of the EURO STOXX 50® Index as measured for purposes of the notes will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the underlying stocks.

Our Offering Of The Notes Is Not A Recommendation Of The Basket Or The Underlyings.

The fact that we are offering the notes does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the basket or any of the underlyings is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the notes.

The Closing Values Of The Underlyings May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We expect to hedge our obligations under the notes through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who may take positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the notes. Our affiliates and Wells Fargo and its affiliates may also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the notes declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Notes.

If certain events occur during the term of the notes, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. See “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes” in the accompanying product supplement.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Changes That Affect The Underlyings May Affect The Value Of Your Notes.

The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the notes.

The Stated Maturity Date May Be Postponed If The Valuation Date Is Postponed.

The valuation date will be postponed if the originally scheduled valuation date is not a trading day for any underlying or if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date for any underlying. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the last valuation date as postponed.

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. holder of a note, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Hypothetical Returns

The table below is based on a range of hypothetical percentage changes from the initial basket value to the hypothetical final basket value and illustrates:

•	the hypothetical percentage change from the initial basket value to the hypothetical final basket value;

•	the hypothetical payment at maturity per note; and

•	the hypothetical total pre-tax rate of return.

The table below assumes that the maximum return at maturity will be set at the lowest value indicated in “Terms of the Notes” above. The actual maximum return at maturity will be determined on the pricing date.

Hypothetical final basket value	Hypothetical percentage change from the initial basket value to the hypothetical final basket value	Hypothetical payment at maturity per note	Hypothetical total pre-tax rate of return
200.00	100.00%	$1,350.00	35.00%
175.00	75.00%	$1,350.00	35.00%
150.00	50.00%	$1,350.00	35.00%
140.00	40.00%	$1,350.00	35.00%
135.00	35.00%	$1,350.00	35.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes, assuming the various hypothetical final underlying values and hypothetical final basket values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the notes will be. The actual payment at maturity will depend on the actual final underlying values and the actual final basket value.

The examples below are based on a hypothetical initial underlying value of 100 for each underlying, rather than the actual initial underlying values of the underlyings. For the actual initial underlying values, see “Terms of the Notes” above. We have used this hypothetical value, rather than the actual values, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment at maturity on the notes will be calculated based on the actual initial underlying values, and not the hypothetical values indicated below. The examples below assume that the maximum return at maturity will be set at the lowest value indicated in “Terms of the Notes” above. The actual maximum return at maturity will be determined on the pricing date.

Example 1—Upside Scenario A. The hypothetical final basket value is 115 (a 15% increase from the initial basket value), which is greater than the initial basket value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
Dow Jones Industrial AverageTM	120.00	20%	50%	10.00%
EURO STOXX 50® Index	110.00	10%	50%	5.00%
Sum of the hypothetical weighted underlying returns:				15%
Hypothetical final basket value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				115

Payment at maturity per note = $1,000 plus the lesser of:

(i) $1,000 × final basket value – initial basket value × participation rate and (ii) the maximum return at maturity initial basket value

= $1,000 + the lesser of : (i) ($1,000 × 115 – 100 × participation rate) and (ii) $350
100

= $1,000 + the lesser of: (i) ($1,000 × 15% × 100%) and (ii) $350

= $1,000 + the lesser of (i) $150 and (ii) $350

= $1,150

Because the basket appreciated from the initial basket value to the hypothetical final basket value, you would receive a total return at maturity equal to the upside performance of the basket multiplied by the participation rate, which in this case is less than the maximum return at maturity.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Example 2—Upside Scenario B. The hypothetical final basket value is 150 (a 50% increase from the initial basket value), which is greater than the initial basket value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
Dow Jones Industrial AverageTM	180.00	80%	50%	40.00%
EURO STOXX 50® Index	120.00	20%	50%	10.00%

Sum of the hypothetical weighted underlying returns:	50%
Hypothetical final basket value: 100 × (1 + the sum of the hypothetical weighted underlying returns)	150

Payment at maturity per note = $1,000 plus the lesser of:

(i) $1,000 × final basket value – initial basket value × participation rate and (ii) the maximum return at maturity initial basket value

= $1,000 + the lesser of : (i) ($1,000 × 150 – 100 × participation rate) and (ii) $350
100

= $1,000 + the lesser of: (i) ($1,000 × 50% × 100%) and (ii) $350

= $1,000 + the lesser of (i) $500 and (ii) $350

= $1,350

Because the basket appreciated from the initial basket value to the hypothetical final basket value and the upside performance of the basket multiplied by the participation rate exceeds the maximum return at maturity, your total return at maturity would be limited to the maximum return at maturity in this case. In this scenario, an investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket without a maximum return.

Example 3—Par Scenario. The hypothetical final basket value is 90 (a 10% decrease from the initial basket value), which is less than the initial basket value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
Dow Jones Industrial AverageTM	110.00	10%	50%	5.00%
EURO STOXX 50® Index	70.00	-30%	50%	-15.00%
Sum of the hypothetical weighted underlying returns:				-10%
Hypothetical final basket value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				90

Payment at maturity per note = $1,000

Because the hypothetical final basket value is less than the initial basket value, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Additional Terms of the Notes

The following provisions supersede the provisions in the product supplement to the extent that they are inconsistent from those provisions.

Certain Definitions

The “closing value” of any underlying on any day is its closing level on that day, as the term “closing level” is defined in the accompanying product supplement.

A “trading day” with respect to the Dow Jones Industrial AverageTM means a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each security underlying such underlying are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange with respect to such underlying is scheduled to be open for trading for its regular trading session.

A “trading day” with respect to the EURO STOXX 50® Index means a day, as determined by the calculation agent, on which (i) the relevant index sponsor is scheduled to publish the level of the EURO STOXX 50® Index and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying an underlying means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for an underlying means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such underlying.

Postponement of the Valuation Date

If the scheduled valuation date is not a trading day with respect to any underlying, the valuation date for each underlying will be postponed to the next succeeding day that is a trading day with respect to each underlying. The valuation date for an underlying is also subject to postponement due to the occurrence of a market disruption event with respect to such underlying. See “—Market Disruption Events.”

Market Disruption Events

A “market disruption event” with respect to the Dow Jones Industrial AverageTM means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of such underlying or any successor index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to such underlying or any successor index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of such underlying or any successor index on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such underlying or any successor index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of such underlying or any successor index are traded or any related futures or options exchange with respect to such underlying or any successor index prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.

(F)	The relevant stock exchange for any security underlying such underlying or successor index or any related futures or options exchange with respect to such underlying or successor index fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect to the Dow Jones Industrial AverageTM:

(1)	the relevant percentage contribution of a security to the level of such underlying or any successor index will be based on a comparison of (x) the portion of the level of such underlying attributable to that security and (y) the overall level of such underlying or successor index, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” on any trading day for such underlying or any successor index means the scheduled closing time of the relevant stock exchanges with respect to the securities underlying such underlying or successor index on such trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying such underlying or successor index for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to such underlying or successor index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;

(3)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for such underlying or any successor index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)	an “exchange business day” means any trading day for such underlying or any successor index on which each relevant stock exchange for the securities underlying such underlying or any successor index and each related futures or options exchange with respect to such underlying or any successor index are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

A “market disruption event” with respect to the EURO STOXX 50® Index means, any of (A), (B), (C) or (D) below, as determined by the calculation agent in its sole discretion:

(A)	Any of the following events occurs or exists with respect to any security included in such underlying or any successor index, and the aggregate of all securities included in such underlying or successor index with respect to which any such event occurs comprise 20% or more of the level of such underlying or successor index:

•	a material suspension of or limitation imposed on trading by the relevant stock exchange for such security or otherwise at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day, whether by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise;

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

•	any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such security on its relevant stock exchange at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day; or

•	the closure on any exchange business day of the relevant stock exchange for such security prior to its scheduled closing time unless the earlier closing is announced by such relevant stock exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such relevant stock exchange and (ii) the submission deadline for orders to be entered into the relevant stock exchange system for execution at the scheduled closing time for such relevant stock exchange on that day.

(B)	Any of the following events occurs or exists with respect to futures or options contracts relating to such underlying or any successor index:

•	a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;

•	any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such underlying or successor index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day; or

•	the closure on any exchange business day of any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by such related futures or options exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such related futures or options exchange and (ii) the submission deadline for orders to be entered into the related futures or options exchange system for execution at the close of trading for such related futures or options exchange on that day.

(C)	The relevant index sponsor fails to publish the level of such underlying or any successor index (other than as a result of the relevant index sponsor having discontinued publication of such underlying or successor index and no successor index being available).

(D)	Any related futures or options exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect to the EURO STOXX 50® Index:

(1)	the relevant percentage contribution of a security included in such underlying or any successor index to the level of such index will be based on a comparison of (x) the portion of the level of such index attributable to that security to (y) the overall level of such index, in each case using the official opening weightings as published by the relevant index sponsor as part of the market opening data;

(2)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(3)	an “exchange business day” means any trading day on which (i) the relevant index sponsor publishes the level of such underlying or any successor index and (ii) each related futures or options exchange is open for trading during its regular trading session, notwithstanding any related futures or options exchange closing prior to its scheduled closing time.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

If a market disruption event occurs or is continuing with respect to an underlying on the valuation date, then the valuation date for such underlying will be postponed to the first succeeding trading day for such underlying on which a market disruption event for such underlying has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day for such underlying after the originally scheduled valuation date, that eighth trading day shall be deemed to be the valuation date for such underlying. If the valuation date has been postponed eight trading days for an underlying after the originally scheduled valuation date and a market disruption event occurs or is continuing with respect to such underlying on such eighth trading day, the calculation agent will determine the closing value of such underlying on such eighth trading day in accordance with the formula for and method of calculating the closing value of such underlying last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at (i) with respect to the Dow Jones Industrial AverageTM, the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange or (ii) with respect to the EURO STOXX 50® Index, the time at which the official closing value of such underlying is calculated and published by the relevant index sponsor) on such date of each security included in such underlying. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of (i) with respect to the Dow Jones Industrial AverageTM, the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange or (ii) with respect to the EURO STOXX 50® Index, the time at which the official closing value of such underlying is calculated and published by the relevant index sponsor. Notwithstanding a postponement of the valuation date for a particular underlying due to a market disruption event with respect to such underlying, the originally scheduled valuation date will remain the valuation date for any underlying not affected by a market disruption event.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Information About the Basket

The basket will represent an equally weighted portfolio of the following two underlyings, with the return of each underlying having the weighting noted parenthetically: Dow Jones Industrial AverageTM (50%); and EURO STOXX 50® Index (50%). The value of the basket will increase or decrease depending upon the performance of the underlyings. For more information regarding the underlyings, see the information provided herein. The basket does not reflect the performance of all major securities markets.

While historical information on the value of the basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the basket for the period from January 2, 2014 to June 3, 2019, assuming that the basket was constructed on January 2, 2014 with a value of 100 on that date and that each of the underlyings had the applicable weighting as of such day. We obtained the closing values and other information used by us in order to create the graph below from Bloomberg L.P., without independent verification.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the basket during any period shown below is not an indication that the percentage change in the value of the basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the basket.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

The Dow Jones Industrial AverageTM

The Dow Jones Industrial AverageTM is a price-weighted index rather than a market capitalization-weighted index. The Dow Jones Industrial AverageTM consists of 30 common stocks chosen as representative of the broad market of U.S. industry. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The Dow Jones Industrial AverageTM” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Dow Jones Industrial AverageTM from publicly available information and have not independently verified any information regarding the Dow Jones Industrial AverageTM. This pricing supplement relates only to the notes and not to the Dow Jones Industrial AverageTM. We make no representation as to the performance of the Dow Jones Industrial AverageTM over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Dow Jones Industrial AverageTM is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the Dow Jones Industrial AverageTM on June 3, 2019 was 24,819.78.

The graph below shows the closing value of the Dow Jones Industrial AverageTM for each day such value was available from January 2, 2014 to June 3, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. It is calculated and maintained by STOXX Limited.

Please refer to the section “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

We have derived all information regarding the EURO STOXX 50® Index from publicly available information and have not independently verified any information regarding the EURO STOXX 50® Index. This pricing supplement relates only to the notes and not to the EURO STOXX 50® Index. We make no representation as to the performance of the EURO STOXX 50® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the EURO STOXX 50® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the EURO STOXX 50® Index on June 3, 2019 was 3,300.22.

The graph below shows the closing value of the EURO STOXX 50® Index for each day such value was available from January 2, 2014 to June 3, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

United States Federal Tax Considerations

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes. It applies to you only if you purchase a note for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the notes is sold to the public, and hold the note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a “real estate investment trust”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the notes;

•	a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note;

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

We will not attempt to ascertain whether any of the issuers of the underlyings is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any of the issuers of the underlying stocks were so treated, certain adverse U.S. federal tax consequences might apply to you, if you are a non-U.S. holder (as defined below). You should refer to information filed with the SEC or other governmental authorities by the issuers of the underlying stocks and consult your tax adviser regarding the possible consequences to you if any of the issuers of the underlying stocks is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws, the potential application of the alternative minimum tax or the Medicare tax on net investment income or the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser concerning the application of the U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Notes

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes and as “debt obligations” for U.S. federal estate tax purposes, and the discussion herein is based on this treatment.

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest Accruals on the Notes. Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), you will be required to accrue interest income on the notes on a constant yield basis based on a comparable yield, as described below, regardless of whether you use the cash or accrual method of accounting for U.S. federal income tax purposes. Accordingly, you generally will be required to include interest in your taxable income in each year that you hold the notes even though the notes do not provide for a payment until maturity (or earlier sale, exchange or retirement).

Under the contingent debt regulations, you must accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

•	the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period,

•	the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and

•	a fraction, the numerator of which is the number of days during the accrual period that you held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

We have determined that the comparable yield for the notes is a rate of % per annum, compounded semi-annually. Based on the comparable yield set forth above, the projected payment schedule for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $ due at maturity.

The following table states the amount of OID (without taking into account any income or loss recognized in connection with the sale, exchange or retirement of the note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2019 January 1, 2020 through June 30, 2020
July 1, 2020 through December 31, 2020
January 1, 2021 through June 30, 2021

July 1, 2021 through December 31, 2021

January 1, 2022 through June 30, 2022

July 1, 2022 through December 31, 2022

January 1, 2023 through June 30, 2023

July 1, 2023 through December 31, 2023

January 1, 2024 through June 30, 2024

July 1, 2024 through Maturity Date

For U.S. federal income tax purposes, you are required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Sale, Exchange or Retirement of Notes. You will recognize taxable gain or loss on the sale, exchange or retirement of a note equal to the difference between the amount received and your adjusted tax basis in the note. Any gain recognized will be treated as ordinary interest income and loss will be ordinary loss to the extent of previous interest inclusions and capital loss thereafter. The amount of gain or loss on a sale, exchange or retirement of a note will be equal to the difference between (a) the amount received by you and (b) your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will be equal to your original purchase price for the note, increased by any interest income you previously accrued.

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition, (ii) a former citizen or resident of the United States or (iii) a person for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States. If you are or may become such a person during the period in which you hold a note, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes.

Treatment of Income and Gain on the Notes. You should not be subject to U.S. federal income or withholding tax in respect of the notes, provided that interest (including amounts treated as OID) on the notes qualifies as “portfolio interest” and is not subject to withholding under the “FATCA” regime described below. Subject to the discussions above concerning Section 897 of the Code and below concerning Section 871(m), interest (including amounts treated as OID) on the notes should generally qualify as portfolio interest, exempt from withholding (which for an individual non-U.S. holder is pursuant to Section 871(h) of the Code), provided that:

•	you do not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of stock of Citigroup Inc. entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to Citigroup Inc. through stock ownership;

•	you are not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	you provide to the applicable withholding agent an appropriate IRS Form W-8 on which you certify under penalties of perjury that you are not a U.S. person.

Possible Withholding Under Section 871(m) of the Code. Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“U.S. underlying equities”) or indices that include U.S. underlying equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. underlying equities, as determined based on tests set forth in the applicable Treasury regulations (a “specified security”). However, the regulations exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. underlying equity and, therefore, should not be specified securities subject to withholding tax under Section 871(m). The final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes; however, we do not expect the notes to have a delta of one. Unless otherwise indicated, the discussion in this pricing supplement assumes that the notes are not specified securities subject to withholding tax under Section 871(m).

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. underlying equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not specified securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

A note held by an individual non-U.S. holder who at death is not a citizen or a resident of the United States for U.S. federal estate tax purposes generally will not be includible in the individual’s gross estate, and will be deemed “property without the United States” under Section 2105 of the Code, for U.S. federal estate tax purposes if, at the time of death, interest on the note would qualify as portfolio interest exempt from withholding under Section 871(h), as described above, without regard to the certification requirement described in the fourth bullet above under “—Treatment of Income and Gain on the Notes.”

You should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the notes in your particular situation.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to amounts treated as interest on the notes and may be filed with the IRS in connection with the payment of proceeds from a sale, exchange or other disposition of the notes. If you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, you may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to any payment on the notes of amounts treated as interest or as “dividend equivalents.” While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of financial instruments such as the notes, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the notes.

Assumption by Citigroup Inc.

The notes may be assumed by Citigroup Inc. as discussed in the accompanying product supplement. The tax consequences of an assumption are unclear. You should read carefully the discussion under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Assumption by Citigroup Inc.” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal tax consequences of an assumption of the notes.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Assumption by Citigroup Inc.” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the notes from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, expects to sell the notes to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of up to 4.75% ($47.50) for each note it sells. Wells Fargo will pay selected dealers, which may include WFA, a fixed selling commission of 2.50% ($25.00) for each note they sell. In addition to the selling commission allowed to WFA, Wells Fargo will pay $1.20 per note of the underwriting discount and commission to WFA as a distribution expense fee for each note sold by WFA.

The public offering price of the notes includes the underwriting discount and commission described on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the notes. We expect to hedge our obligations under the notes through affiliated or unaffiliated counterparties, which may include our affiliates or affiliates of Wells Fargo. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo, such hedging may result in a profit that is more or less than expected, or could result in a loss.

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus may be used by Wells Fargo or an affiliate of Wells Fargo in connection with offers and sales related to market-making or other transactions in the notes. Wells Fargo or an affiliate of Wells Fargo may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Citigroup Global Markets Holdings Inc., Wells Fargo or any broker-dealer affiliates of any of them that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement, the accompanying product supplement, underlying supplement or prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances that will result in compliance with any applicable laws and regulations and will not impose any obligations on Citigroup Global Markets Holdings Inc., Wells Fargo or any broker-dealer affiliates of any of them.

For the following jurisdictions, please note specifically:

Argentina

Citigroup Global Markets Holdings Inc.’s Series N Medium-Term Senior Notes program and the related offer of the notes and the sale of the notes under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the notes been requested on any stock market in Argentina.

Brazil

The notes may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Paraguay

This is a private and personal offering. The notes offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Peru

The notes have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence (SMV) nor the Lima Stock Exchange Registry (RBVL) for their public offering in Peru under the Peruvian Capital Markets Law (Law N°861/ Supreme Decree N°093-2002) and the decrees and regulations thereunder.

Consequently, the notes may not be offered or sold, directly or indirectly, nor may this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus or any other offering material relating to the notes be distributed or caused to be distributed in Peru to the general public. The notes may only be offered in a private offering without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute notes to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

Taiwan

These notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

We have been advised that, for a period of approximately five months following issuance of the notes, the price, if any, at which Wells Fargo would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the notes that are included in the public offering price of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the five-month temporary adjustment period. However, Wells Fargo is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due July 3, 2024

Appendix

The material included in this Appendix was prepared by Wells Fargo and will be distributed to investors in connection with the offering of the notes described in this pricing supplement. The terminology used in the material included in this Appendix may differ from the terms used in this pricing supplement. The material included in this Appendix does not constitute terms of the notes. It is a general description of securities that share some features similar to the notes offered by this pricing supplement, but it does not relate specifically to the notes offered by this pricing supplement, and you should rely only on this pricing supplement (excluding the Appendix) and the accompanying product supplement, prospectus supplement and prospectus for a description of the specific terms of the notes offered by this pricing supplement.

Market Linked Notes

Upside Participation to a Cap and Principal Return at Maturity

This material was prepared by Wells Fargo Securities, LLC, a registered broker- dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company research departments. Please see the relevant offering materials for complete product descriptions, including related risk and tax disclosure.

MARKET LINKED NOTES WITH UPSIDE PARTICIPATION TO A CAP AND PRINCIPAL RETURN AT MATURITY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION.

Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity have complex features and are not suitable for all investors. Before deciding to make an investment, you should read and understand the applicable preliminary pricing supplement and other related offering documents provided by the applicable issuer.

Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity

Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity (“these Market Linked Notes”) offer a return linked to the performance of a market measure, such as an index, exchange-traded fund or a basket of indices or exchange-traded funds (the “underlying”). In contrast to a direct investment in the underlying, these Market Linked Notes provide for the repayment of principal at maturity even if the underlying declines (subject to the credit risk of the issuer), as well as the potential for a positive return at maturity based on the point to point performance of the underlying during the term of these Market Linked Notes, subject to a specified maximum return.

These Market Linked Notes are designed for investors who seek exposure to any positive performance of an underlying, but without the downside market risk of a direct investment in the underlying. In exchange for this protection against downside market risk, you must be willing to forgo interest payments, dividends (in the case of equity underlyings) and participation in any appreciation of the underlying beyond the maximum return. The potential for a positive return and the repayment of principal apply at maturity only and, if the issuer defaults on its payment obligations, you could lose your entire investment.

These Market Linked Notes are unsecured debt obligations of the issuer. You will have no ability to pursue the underlying or any assets included in the underlying for payment.

A-2 | Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity

The charts in this section do not reflect forgone dividend payments.

Direct investment payoff

For traditional assets, such as stocks, there is a direct relationship between the change in the level of the asset and the return on the investment. For example, as the graph indicates, suppose you bought shares of a common stock at $100 per share. If you sold the shares at $120 each, the return on the investment (excluding any dividend payments) would be $20 per share, or 20%.

Similarly, if you sold the shares after the price decreased to $80 (i.e., a decline of 20%), this would result in a 20% investment loss (excluding dividends).

Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity

These Market Linked Notes, if held until maturity, offer the repayment of principal and the potential to receive a positive return at maturity that is based on the performance of an underlying as measured from a specified starting level to the closing level of the underlying on a calculation day shortly before maturity (the ending level). While these Market Linked Notes limit against losses, they also limit upside return potential due to the specified maximum return, as explained below.

To	understand how these Market Linked Notes would perform under varying market conditions, consider a hypothetical Market Linked Note with the following terms:

•	Principal return: 100%. These Market Linked Notes, if held until maturity, provide for the repayment of principal regardless of the performance of the underlying, subject to the ability of the issuer to make payments when due. If the issuer defaults on its payment obligations, you could lose your entire investment.

•	Participation rate: 100%. A participation rate determines how much of the appreciation of the underlying (if any) will be reflected in the payment at maturity on these Market Linked Notes, subject to the maximum return described below.

•	A participation rate of 100% means that if the underlying appreciates from its starting level to its ending level, you will receive a return at maturity equal to 100% of that appreciation, subject to the maximum return described below. For example, if the underlying appreciates by 10%, you would receive a return at maturity equal to 10% (which is 100% of 10%). For some issuances of these Market Linked Notes, the participation rate may be greater than 100%, in which case you will participate on a leveraged basis in any appreciation of the underlying from its starting level to its ending level, subject to the maximum return. For example, if the participation rate is 110% and the underlying appreciates by 10%, you would receive a return at maturity equal to 11% (which is 110% of 10%).

•	Maximum Return: 50%. A maximum return effectively sets a ceiling above which you will not participate in further appreciation of the underlying. A maximum return of 50% means that you will not receive a positive return of more than 50% of the original offering price of these Market Linked Notes at maturity, even if the underlying appreciates by more than 50%. This results in a maximum payment at maturity of 150% of the original offering price. Note that the maximum return effectively reduces the participation rate in scenarios where the participation rate multiplied by the appreciation of the underlying would exceed the maximum return. The maximum return on a Market Linked Note may be greater than or less than 50%.

A-3 | Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity

This information, including the graph to the right, is hypothetical and is provided for informational purposes only. It is not intended to represent any specific return, yield, or investment, nor is it indicative of future results. The graph illustrates the payoff on the hypothetical Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity described above for a range of percentage changes from the starting level to the ending level.

This hypothetical Market Linked Note could outperform the underlying if the ending level of the underlying has declined from the starting level. Note that, because the value of the underlying does not incorporate dividends paid on the underlying, the return on these Market Linked Notes does not compensate you for any dividends paid on the underlying. All payments on these Market Linked Notes are subject to the ability of the issuer to make such payments to you when they are due, and you will have no ability to pursue the underlying or any assets included in the underlying for payment. If the issuer defaults on its payment obligations, you could lose your entire investment.

A-4 | Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity

Determining payment at maturity

The diagram below illustrates how the cash payment on the stated maturity date for this hypothetical Market Linked Note would be calculated. The diagram below assumes an original offering price of $1,000 per security.

A-5 | Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity

Estimated value of Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity

The original offering price of these Market Linked Notes will include certain costs that are borne by you. Because of these costs, the estimated value of these Market Linked Notes on the pricing date will be less than the original offering price. If specified in the applicable pricing supplement, these costs may include the underwriting discount or commission, the hedging profits of the issuer’s hedging counterparty (which may be an affiliate of the issuer), and hedging and other costs associated with the offering and costs relating to the issuer’s funding considerations for debt of this type. See “General risks and investment considerations” herein and the applicable pricing supplement for more information.

The issuer will disclose the estimated value of these Market Linked Notes in the applicable pricing supplement. The estimated value of these Market Linked Notes will be determined by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on these Market Linked Notes, which combination consists of a non-interest bearing, fixed-income bond and one or more derivative instruments underlying the economic terms of these Market Linked Notes. You should read the applicable pricing supplement for more information about the estimated value of these Market Linked Notes and how it is determined.

A-6 | Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity

Which investments are right for you?

It is important to read and understand the applicable preliminary pricing supplement and other related offering documents and consider several factors before making an investment decision.

An investment in these Market Linked Notes may help you modify your portfolio’s risk-return profile to more closely reflect your market views. However, you will forgo interest payments, dividend payments (in the case of equity underlyings), and any return in excess of the applicable maximum return.

These Market Linked Notes are not suitable for all investors, but may be suitable for investors aiming to:

•	Fully protect against market losses at maturity

•	Gain or increase exposure to different asset classes

•	Obtain exposure to an underlying with a different risk/return profile than a direct investment in that underlying

•	Seek the potential to outperform the underlying in a declining market or, if the participation rate is sufficiently greater than 100%, the potential to outperform the underlying in a low to moderately appreciating market

You can find a discussion of risks and investment considerations on the next page and in the preliminary pricing supplement and other related offering documents for these Market Linked Notes. The following questions, which you should review with your financial advisor, are intended to initiate a conversation about whether these Market Linked Notes are right for you.

•	What is your time horizon? Do you foresee liquidity needs? Will you be able to hold these investments until maturity?

•	Does full protection against market declines take precedence for you over uncapped returns, dividend payments, or fixed returns?

•	What is your outlook on the market? How confident are you in your portfolio’s ability to weather a market decline?

•	What is your sensitivity to the tax treatment for your investments?

•	Are you dependent on your investments for current income?

•	Are you willing to accept the credit risk of the applicable issuer in order to obtain the exposure to the underlying that these Market Linked Notes provide?

Before making an investment decision, please work with your financial advisor to determine which investment products may be appropriate given your financial situation, investment goals, and risk profile.

A-7 | Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity

General risks and investment considerations

These Market Linked Notes have complex features and are not suitable for all investors. They involve a variety of risks and may be linked to a variety of different underlyings. Each of these Market Linked Notes and each underlying will have its own unique set of risks and investment considerations. Before you invest in these Market Linked Notes, you should thoroughly review the relevant preliminary pricing supplement and other related offering documents for a comprehensive discussion of the risks associated with the investment. The following are general risks and investment considerations applicable to these Market Linked Notes:

•	Performance risk and opportunity costs. Because these Market Linked Notes do not offer a minimum return, the yield that you will receive on these Market Linked Notes may be less than the return you could earn on other investments, including a traditional interest-bearing debt security with the same maturity date of the applicable issuer or another issuer with a similar credit rating, and could be zero.

•	Limited upside. These Market Linked Notes are subject to a maximum return, which will limit your return potential. Because of the maximum return, the return you receive at maturity on these Market Linked Notes, if any, may be lower than the return you could have realized on a direct investment in the underlying held for the term of these Market Linked Notes. Furthermore, the effect of the participation rate will be progressively reduced for all ending levels exceeding the ending level at which the maximum return is reached.

•	Liquidity risk. These Market Linked Notes are not appropriate for investors who may have liquidity needs prior to maturity. These Market Linked Notes are not listed on any securities exchange and are generally illiquid instruments. Neither Wells Fargo Securities nor any other person is required to maintain a secondary market for these Market Linked Notes. Accordingly, you may be unable to sell your Market Linked Notes prior to their maturity date. If you choose to sell these Market Linked Notes prior to maturity, assuming a buyer is available, you may receive less in sale proceeds than the original offering price.

•	Market value uncertain. These Market Linked Notes are not appropriate for investors who need their investments to maintain a stable value during their term. The value of your Market Linked Notes prior to maturity will be affected by numerous factors, such as performance, volatility, and dividend rate, if applicable, of the underlying; interest rates; the time remaining to maturity; the correlation among basket components, if applicable; and the applicable issuer’s creditworthiness. Wells Fargo Securities anticipates that the value of these Market Linked Notes will always be at a discount to the original offering price plus the maximum return.

•	Costs to investors. The original offering price of these Market Linked Notes will include certain costs that are borne by you. These costs will adversely affect the economic terms of these Market Linked Notes and will cause their estimated value on the pricing date to be less than the original offering price. If specified in the applicable pricing supplement, these costs may include the underwriting discount or commission, the hedging profits of the issuer’s hedging counterparty (which may be an affiliate of the issuer), hedging and other costs associated with the offering, and costs relating to the issuer’s funding considerations for debt of this type. These costs will adversely affect any secondary market price for these Market Linked Notes, which may be further reduced by a bid-offer spread. As a result, unless market conditions and other relevant factors change significantly in your favor following the pricing date, any secondary market price for these Market Linked Notes is likely to be less than the original offering price.

•	Credit risk. Any investment in these Market Linked Notes is subject to the ability of the applicable issuer to make payments to you when they are due, and you will have no ability to pursue the underlying or any assets included in the underlying for payment. If the issuer defaults on its payment obligations, you could lose your entire investment. In addition, the actual or perceived creditworthiness of the issuer may affect the value of these Market Linked Notes prior to maturity.

•	No periodic interest or dividend payments. These Market Linked Notes do not typically provide periodic interest. These Market Linked Notes linked to equity underlyings do not provide for a pass through of any dividend paid on the equity underlyings.

•	Estimated value considerations. The estimated value of these Market Linked Notes that is disclosed in the applicable pricing supplement will be determined by the issuer or an underwriter of the offering, which underwriter may be an affiliate of the issuer and may be Wells Fargo Securities. The estimated value will be based on the issuer’s or the underwriter’s proprietary pricing models and assumptions and certain inputs that may be determined by the issuer or underwriter in its discretion. Because other dealers may have different views on these inputs, the estimated value that is disclosed in the applicable pricing supplement may be higher, and perhaps materially higher, than the estimated value that would be determined by other dealers in the market. Moreover, you should understand that the estimated value that is disclosed in the applicable pricing supplement will not be an indication of the price, if any, at which Wells Fargo Securities or any other person may be willing to buy these Market Linked Notes from you at any time after issuance.

A-8 | Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity

•	Conflicts of interest. Potential conflicts of interest may exist between you and the applicable issuer and/or Wells Fargo Securities. For example, the applicable issuer, Wells Fargo Securities, or one of their respective affiliates may engage in business with companies whose securities are included in the underlying, or may publish research on such companies or the underlying. In addition, the applicable issuer, Wells Fargo Securities, or one of their respective affiliates may be the calculation agent for the purposes of making important determinations that affect the payments on these Market Linked Notes. Finally, the estimated value of these Market Linked Notes may be determined by the issuer or an underwriter of the offering, which underwriter may be an affiliate of the issuer and may be Wells Fargo Securities.

•	Effects of trading and other transactions. Trading and other transactions by the applicable issuer, Wells Fargo Securities, or one of their respective affiliates could affect the underlying or the value of these Market Linked Notes.

•	Basket risk. If the underlying is a basket, the basket components may offset each other. Any appreciation of one or more basket components may be moderated, wholly offset, or more than offset, by depreciation of one or more other basket components.

•	ETF risk. If the underlying is an exchange-traded fund (ETF), it may underperform the index it is designed to track as a result of costs and fees of the ETF and differences between the constituents of the index and the actual assets held by the ETF. In addition, an investment in these Market Linked Notes linked to an ETF involves risks related to the index underlying the ETF, as discussed in the next risk consideration.

•	Index risk. If the underlying is an index, or an ETF that tracks an index, your return on these Market Linked Notes may be adversely affected by changes that the index publisher may make to the manner in which the index is constituted or calculated. Furthermore, if the index represents foreign securities markets, you should understand that foreign securities markets tend to be less liquid and more volatile than U.S. markets and that there is generally less information available about foreign companies than about companies that file reports with the U.S. Securities and Exchange Commission. Moreover, if the index represents emerging foreign securities markets, these Market Linked Notes will be subject to the heightened political and economic risks associated with emerging markets. If the index includes foreign securities and the level of the index is based on the U.S. dollar value of those foreign securities, these Market Linked Notes will be subject to currency exchange rate risk in addition to the other risks described above, as the level of the index will be adversely affected if the currencies in which the foreign securities trade depreciate against the U.S. dollar.

•	Commodity risk. These Market Linked Notes linked to commodities will be subject to a number of significant risks associated with commodities. Commodity prices tend to be volatile and may fluctuate in ways that are unpredictable and adverse to you. Commodity markets are frequently subject to disruptions, distortions, and changes due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. Moreover, commodity indices may be adversely affected by a phenomenon known as “negative roll yield,” which occurs when future prices of the commodity futures contracts underlying the index are higher than current prices. Negative roll yield can have a significant negative effect on the performance of a commodity index. Furthermore, for commodities that are traded in U.S. dollars but for which market prices are driven by global demand, any strengthening of the U.S. dollar against relevant other currencies may adversely affect the demand for, and therefore the price of, those commodities.

•	Currency risk. These Market Linked Notes linked to currencies will be subject to a number of significant risks associated with currencies. Currency exchange rates are frequently subject to intervention by governments, which can be difficult to predict and can have a significant impact on exchange rates. Moreover, currency exchange rates are driven by complex factors relating to the economies of the relevant countries that can be difficult to understand and predict. Currencies issued by emerging market governments may be particularly volatile and will be subject to heightened risks.

•	Bond risk. These Market Linked Notes linked to bond indices or exchange-traded funds that are comprised of specific types of bonds with different maturities and qualities will be subject to a number of significant risks associated with bonds. In general, if market interest rates rise, the value of bonds will decline. In addition, if the market perception of the creditworthiness of the relevant bond issuers falls, the value of bonds will generally decline.

•	Tax considerations. You should review carefully the relevant preliminary pricing supplement and other related offering documents and consult your tax advisors regarding the application of the U.S. federal tax laws to your particular circumstances, as well as any tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction.

A-9 | Market Linked Notes with Upside Participation to a Cap and Principal Return at Maturity

Always read the preliminary pricing supplement and other related offering documents.

These Market Linked Notes are offered with the attached preliminary pricing supplement and other related offering documents. Investors should read and consider these documents carefully before investing. Prior to investing, always consult your financial advisor to understand the investment structure in detail.

For more information about these Market Linked Notes and the structures currently available for investment, contact your financial advisor, who can advise you of whether or not a particular offering may meet your individual needs and investment requirements.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC, a member of FINRA, NYSE, and SIPC, and Wells Fargo Bank, N.A.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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